CRESTAR BANK

                               CUSTODIAN AGREEMENT

     THIS AGREEMENT, made and entered into this 2nd day of May, 1988, between USLICO SERIES FUND (hereinafter called the Owner), and CRESTAR BANK, a Virginia banking institution (hereinafter called the Custodian);

                              W I T N E S S E T H:

     WHEREAS, the owner has deposited with the Custodian the securities and other properties (hereinafter called the Securities) identified on the statement attached hereto as Exhibit A and made a part of this Agreement, which, together with other Securities that may hereafter be brought within the operation of this Agreement, are to be held by the Custodian upon the terms and conditions hereinafter set forth:

     NOW, THEREFORE, the parties hereto, in consideration of the covenants and agreements to be duly kept and performed, do hereby agree as follows:

     1. The Custodian agrees to receive the Securities set forth on Exhibit A, together with other Securities that may be hereafter brought within the operation of this Agreement, and to hold the same in a custodian account. The Securities shall at all times be kept separate and apart from other deposits or securities held by the Custodian from other persons or Corporate Entities so that they may be identified as belonging solely to the Owner.

     2. The Custodian further agrees:

     (a) To receive and hold in safekeeping the Securities subject to the terms of this Agreement, and to issue receipts therefor;

     (b) To collect such income as may accrue and be paid on the Securities and remit the same in accordance with written instructions given by the Owner;

     (c) To collect the principal of called, tendered, or matured Securities, and to remit the same in accordance with written instructions given by the Owner.
     (d) To exchange temporary certificates for definitive certificates when appropriate;

     (e) To notify the Owner and any service company designated by the Owner of any default in the payment of principal or interest on the Securities and after receipt by the Custodian of timely notice from the issuer of the Securities of any redemption (by issue), tender offer, subscription right, merger, consolidation, reorganization, or recapitalization, or similar proceeding affecting the Securities; provided, however, that the Custodian assumes no responsibility for notifying the Owner with respect to any such transaction in the absence of timely, formal notice from the Issuer; provided, further, that the Custodian shall not be required to act with respect to any such notice without direction in writing from the Owner.

     (f) Upon specific written instructions from the Owner, to exchange Securities; to receive the proceeds of securities sold or redeemed for the account of the Owner; and to use cash in the account to pay for Securities purchased for the account of the Owner and to receive the same; provided, however, that if there are insufficient funds in the Owner's account to settle directed purchases, thereby creating an overdraft, prompt notification shall be given to the Owner and then the account will be subject to additional charges by the Custodian;

     (g) To provide automatic investment of daily cash balance down to $1.00 in money market funds or similar short-term investments maintained by the Custodian as selected by the Owner and, after paying all commissions or expenses chargeable to such income, to collect and remit the net income as provided in subparagraph (b) above;

     (h) To notify the Owner, in a timely fashion after it receives such notice, of all voting rights with respect to the Securities and to vote or otherwise act with respect to any Securities held hereunder for the account of the Owner in accordance with instructions in writing from the Owner (Exhibit B); and

     (i) To maintain records of income collected, Securities purchased and sold, and other transactions occurring in the account; and to render periodic statements with respect to the account to the Owner not less frequently than monthly in accordance with applicable regulatory bookkeeping requirements.

     NOTE: The Custodian expressly disclaims any responsibility for reviewing any purchases or sales for Owner's account as to investment merit, qualifications as investments for the account, or the frequency of trades except those functions deemed traditional custodian functions.

     3. All Securities held by the Custodian under this Agreement may be registered and held in the name of a nominee of the Custodian or its agent. The Custodian, in its discretion, is hereby authorized to maintain portions of the Securities in a correspondent bank or banks, if the custodian believes it to be expeditious in the delivery of such Securities when purchased or sold. This would not limit the Custodian's recordkeeping responsibilities for knowledge of physical location of these Securities. The responsibility of the Custodian shall not be lessened or limited by reason of the registration of the Securities in the name of the nominee or by any actions of the nominee. The Securities shall at all times be held by a bank or trust company being licensed and regularly examined by the United States or any state thereof, except in those instances as a result of a sale, purchase, or corporate action, when such Securities may be in transit and, in the normal course of business, would temporarily not be in the actual possession of such bank or trust company. The Custodian will be responsible for the safekeeping of all Securities registered in nominee or bearer form and held by other banking institutions or trust companies which have furnished the custodian receipts for such Securities. The Custodian will also be responsible for obtaining such receipts.

     4. The Owner hereby authorizes the Custodian to use the Federal Reserve book-entry program and the facilities of a qualified central depository system for all of the Securities whenever possible. With respect to Securities held by a depository, the Custodian hereby agrees to use only those central depository systems which are regulated by the Securities and Exchange Commission and the Federal Reserve System.

     5. The Custodian shall be responsible only for loss or damage sustained by the Owner through fault, negligence or willful misconduct on the part of the Custodian, its agents, or employees, in connection with, or with respect to, the handling, transfer, delivery, or custody of the Securities held under this Agreement. The Custodian shall indemnify and save harmless the Owner for or on account of any such time loss or damage.

     6. In the event that a loss of Securities occurs for which the Custodian is obligated to indemnify the Owner the owner shall be promptly notified and the Securities shall be promptly replaced, or the value thereof, by the Custodian as of the date of loss. The value of any loss of income rights or privileges resulting from such loss of Securities also shall be restored by the Custodian to the Owner.

     7. The Owner may withdraw any part of the Securities held hereunder upon written notice. The Owner may terminate this Agreement and withdraw all of the Securities upon ninety (90) days' written notice to the Custodian. The Custodian may terminate this Agreement by giving the owner ninety (90) days' written notice and by delivering or offering to deliver the Securities to the Owner.

     8. In consideration of the promise of the Custodian to render the foregoing services, the Owner agrees to pay the Custodian compensation based upon the Custodian's fee schedule attached as Exhibit E and as amended from time to time.

     9. For purposes of this Agreement, the term "Owner" shall include, where applicable, the Owner acting through its authorized employees or designated agents (Exhibit B), including an Investment Advisor appointed in writing by the Owner (Exhibit C). The term "Custodian" shall include the Custodian acting through its authorized employees, nominees, or designated agents.

     10. This Agreement shall be executed in one or more counterparts, each of which shall be deemed to be an original.

     11. This instrument constitutes the entire agreement between the parties, and its terms may be modified only by a subsequent agreement in writing. The parties represent that all corporate action necessary to enter into this Agreement has been duly taken (sample attached as Exhibit D).

     12. This agreement shall be construed according to the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                              USLICO SERIES FUND

                              /s/Charles V. Guiffra
                              ------------------------------
                                 Charles V. Giuffra
                                 President


                              CRESTAR BANK


                              By___________________________
                                Wayne G. Larochelle
                                Vice President



JAWF/ac





                                                                       EXHIBIT A


                              LISTING OF SECURITIES

                                (TO BE FORWARDED)



                                                                       EXHIBIT B


                           AUTHORIZED REPRESENTATIVES


     In accordance with Section 9 of the attached Custodial Agreement with Crestar Bank dated 2 May 1988, we hereby appoint the following individuals as our designated representatives who are authorized to give directions to the Bank and to receive information on our behalf:

     Charles V. Giuffra, Alan Aument, David Karsten, Robert B. Saginaw, Leigh A. Duff, Frances A. Podlesney, Dan Shannon, Sophie Chi

     You are authorized to accept directions with respect to our account and provide information to these persons with respect to our account until we notify you in writing to the contrary.


Date:        2 May 1988

                              By /s/Robert B. Saginaw
                                 --------------------
                                    Robert B. Saginaw

                              Title /s/Secretary
                                    ------------
                                       Secretary



                                                                       EXHIBIT C


                        INVESTMENT ADVISORY AUTHORIZATION


     In accordance with Section 9 of the attached Custodial Agreement with Crestar Bank dated 2 May 1988, we hereby appoint Bankers Centennial Manage. Corp and Wood, Struthers Winthrup Manage., Co. as the authorized Investment Advisors for the above noted account. This appointment will allow representatives of the advisors to act as designated agents for the Owner until rescinded in writing.

Date:  2 May 1988


                              By /s/Robert B. Saginaw
                                 --------------------
                                    Robert B. Saginaw

                              Title /s/Secretary
                                    ------------
                                       Secretary




                                                                       EXHIBIT D


                            CERTIFICATE OF RESOLUTION


     I, Robert B. Saginaw Secretary of USLICO Series Fund (the Corporation), hereby certifies that the following is a true copy of action taken by the Board of Directors of the Corporation [at a meeting, duly called and convened on ____________________ ] or [by unanimous consent in writing effective 2 May 1988]:

          RESOLVED, that the Corporation enter into a Custodian Agreement with Crestar Bank for the deposit and custody of such funds and securities, in one or more accounts, as may be determined from time to time.

          RESOLVED, FURTHER, that the President, Vice President, or any officer designated by the President is hereby authorized and directed to execute such documents and to take such additional action as may be appropriate to carry out the purposes of these resolutions.

     And the undersigned further certifies that the foregoing resolutions remain in effect and do not contravene the charter of the by-laws of the Corporation.

     WITNESS the following signature and seal this 2nd day of May 1988.


                                                            /s/Robert B. Saginaw
                                                            --------------------
                                                               Robert B. Saginaw
                                                                      ,Secretary


                                                                       EXHIBIT E


                              COMPENSATION SCHEDULE

                                CUSTODY SERVICES


* ACCOUNT ADMINISTRATIVE FEE - $2,000 base fee per investment advisor plus .03% (3 basis points) on the fair market value of custody assets. Market value charges will be based on the average size of the account during the year using quarterly valuations.

* TRANSACTION FEE - $15 per transaction. $20.00 per transaction if Crestar is responsible for affirming trade activity.

* ADDITIONAL SERVICES - Should Crestar Bank be required to perform services other than those enumerated, charges will be applied at rates in effect at the time services are rendered.